EXHIBIT 10.2

CONTRACT AGREEMENT
Appointment of
Production Services

March 5th, 2010

This Contractual Agreement is executed on March 5, 2010 between Moving Box Entertainment, LLC.  With offices located at 222 E. Jones Ave., Wake Forest, NC  27587, herein referred to as “MBE” and Uptone Pictures Inc. with offices located at 704 Richland Bluff CT. Wake Forest NC 27587 herein referred to as “UP”.  This is the appointment of Uptone Pictures by Moving Box Entertainment, LLC to be the production company for the motion picture entitled: A BOX FOR ROB.

CONTRACT AGREEMENT:

MBE agrees to appoint UP to be the production company motion picture “ A BOX FOR ROB”.

GENERAL TERMS:

MBE AGREES TO:

1)	Provide the cash resources based on budget for the production for the production of the film A BOX FOR ROB, which amount is $254,200.
2)	Manage with UP “A BOX FOR ROB”
3)	Pay quarterly to UP 50% of all Net Revenue received by MBE in connection with “A BOX FOR ROB”

a.
Revenue.  All monies received by MBE from the worldwide sale, lease, license, release, distribution, syndication, theatrical release, theatrical and box office sales, residuals, renewals, reproductions in any format, pay-per-view, internet and mobile licensing fees or revenue, merchandising sales or licenses in any way related to “A BOX FOR ROB.”

b.
Costs.  Out-of-pocket expenses and third party fees incurred by MBE for the manufacturing, distribution, syndication, sale, leasing or licensing of the Content, including third party distributor fees, manufacturing costs for DVD’s or other product, publication fees, and sales fees incurred by MBE and related to the manufacturing, distribution and syndication of the Content.  The term “Costs” includes all production costs, wages and salaries in any form, including, but not limited to (i) actor and cinematography expenses, wages or fees, (ii) payments to contractors and related wages, salaries or expenses (iii) expenses related in any way to set production, rentals, equipment fees, equipment rentals, costume design, production, purchase or rental (iv) set, or prop rentals, (v) and any other costs or expenses related to the production of the movie and the Project. The term “Costs” shall include any payment or obligation of MBE to the Investors under a Royalty Rights Agreement or other persons or entities providing funds or loaning money to MBE or for the Project or any other creditors of MBE not related to the Project, but excludes any and all salaries or distributions or any payments to MBE’s managing members.

c.	Net Revenue. Net Revenue means the Revenue less the Costs.

UP AGREES TO:

1)	Deliver a completed project to MBE within the budget which means:
a.	Edited
b.	Color corrected
c.	Music and SFX
d.	Mastered
e.	Ready for Distribution
2)	Provide MBE with Marketing Materials
3)	Provide MBE with a distribution strategy
4)	Provide MBE with ways to maximize the exploitation of the motion picture “A BOX FOR ROB”.
5)	Pay for all out-of-pocket costs for the foregoing as agreed.

Terms and Conditions

The above proposal is private and the intellectual content is to remain confidential for the purpose of securing a mutually beneficial undertaking for both parties.

1.
Notices.  All notices, demands or consents required or permitted under this Agreement will be in writing and will be delivered, sent by facsimile or mailed certified return receipt requested to the respective parties at the addresses set forth above or at such other address as such party will specify to the other party in writing.  Any notice required or permitted by the provisions of this Agreement will be conclusively deemed to have been received on the day it is delivered to that party by U.S. Mail with acknowledgment of receipt or by any commercial courier providing equivalent acknowledgment of receipt.

2.
Governing Law.  The Uniform Commercial Code as enacted by the State of North Carolina will govern this Agreement, and all rights and obligations of the parties.  Any disputes hereunder will be heard in the appropriate federal and state courts located in Wake County, NC.

3.
Entire Agreement.  The parties acknowledge that this Agreement expresses their entire understanding and agreement, and that there have been no warranties, representations, covenants or understandings made by either party to the other except such as are expressly set forth in this section.  The parties further acknowledge that this Agreement supersedes, terminates and otherwise renders null and void any and all prior or contemporaneous agreements or contracts, whether written or oral, entered into between the Buyer and the Seller with respect to the matters expressly set forth in this Agreement.

We have carefully reviewed this contract and agree to and accept its terms and conditions.  We are executing this Agreement as of the day and year first written above.

Moving Box Entertainment, LLC	Uptone Pictures, Inc.

Andreas Wilcken Jr.	Michael Davis
Moving Box Entertainment, LLC	Uptone Pictures Inc.